SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


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                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        The First Australia Fund, Inc.
                              (AMEX: IAF, PCX: IAF)

Shareholders of The First Australia Fund, Inc. have been sent proxy material asking them to vote on proposals put forward by management and certain dissident shareholders at the Fund's Annual General Meeting of shareholders to be held on April 23, 1999.

As we anticipate that your clients may have questions on these proposals, we would like to explain them in greater detail.

VOTE FOR PROPOSALS 1 AND 2: The Fund is seeking the support of shareholders for Proposals 1 and 2: the re-election of the Fund's current 5 Class II Directors and the ratification of the selection of Independent Public Accountants.

VOTE AGAINST PROPOSALS 3, 4, 5 AND 6: The dissident shareholders, Deep Discount Advisors and Ron Olin Investment Management Company (together, "DDA"), which represent less than 5% percent of the Fund's outstanding shares, have now targeted First Australia Fund as part of their ongoing attack on the closed-end fund industry. DDA has submitted four proposals that the Board of the Fund considers would harm the interests of all shareholders and could lead to the liquidation of your Fund. These proposals include the replacement of five current Directors of the Fund and the termination of the Manager, EquitiLink.

The Board of Directors unanimously believes that DDA's proposals are not in the best interests of shareholders and are harmful to the Fund. We strongly urge you to encourage your clients to support the Fund's position by voting FOR Proposals 1 and 2 and AGAINST DDA's Proposals 3, 4, 5 and 6

Please ask your clients to sign, date and return the WHITE proxy card which has been sent to them. Remember, to support Management's recommendations, your clients must vote both FOR Proposals 1 and 2 as well as AGAINST Proposals 3, 4, 5 and 6.

URGE SHAREHOLDERS TO VOTE FOR PROPOSALS 1 AND 2
-----------------------------------------------

Proposal 1 - URGE SHAREHOLDERS TO VOTE FOR THE RE-ELECTION OF CLASS II DIRECTORS
- WITH AN AVERAGE OF 30 YEARS EXPERIENCE AS BUSINESS AND COMMUNITY LEADERS.

The five current Fund Directors DDA seeks to replace have broad and deep experience with the Fund and the Australian and world economies, and are committed to representing the best interests of all shareholders. These individuals have an average of more than 30 years experience as business and community leaders.

In essence, DDA holds less than 5% of the Fund, but wants to control almost 40% of the Fund's Board.

Proposal 2 -THE DIRECTORS ALSO URGE SHAREHOLDERS TO VOTE FOR PROPOSAL 2, THE RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.


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URGE SHAREHOLDERS TO VOTE AGAINST PROPOSALS 3, 4, 5 AND 6.
----------------------------------------------------------

PROPOSAL 3 - URGE SHAREHOLDERS TO VOTE AGAINST PROPOSAL 3 -- PREVENT THE TERMINATION OF THE INVESTMENT MANAGEMENT AGREEMENT WITH EQUITILINK INTERNATIONAL MANAGEMENT LIMITED.

EquitiLink is uniquely qualified to serve as investment manager for the Fund. Equitilink Australia Limited, the Fund's investment adviser, is one of the largest independent asset management firms in Australia. DDA seeks to remove EquitiLink as the investment manager. Even more troubling, DDA does not propose any alternative as to who would manage the Fund's portfolio.

For DDA to recommend that the Manager be summarily dismissed indicates to us that DDA does not have the interests of shareholders in mind, but is seeking to cause disruption to, and eventual destruction of, the Fund.

PROPOSAL 4 - URGE SHAREHOLDERS TO VOTE AGAINST PROPOSAL 4 - DEFEAT DDA'S EFFORT TO FORCE THE FUND TO REALIZE NET ASSET VALUE IN AN ARBITRARILY SHORT TIME FRAME, REGARDLESS OF THE CONSEQUENCES TO ALL SHAREHOLDERS.

DDA's proposal 4 recommends that the Board take "whatever steps necessary" to give shareholders the option of receiving net asset value within 60 days.

First Australia Fund's closed-end structure makes the Fund the best possible vehicle for U.S. citizens to invest in Australia. In the Fund's view, open-ending or liquidation may result in short-term gains for opportunistic arbitrageurs like DDA, but will harm long-term investors looking to invest in the growing Australian economy and in solid Australian companies.

PROPOSAL 5 - URGE SHAREHOLDERS TO VOTE AGAINST PROPOSAL 5 - DEFEAT DDA'S ATTEMPT TO FORCE RESIGNATION OF DIRECTORS WHO OPPOSE DDA'S EFFORTS TO REAP SHORT-TERM GAINS AT THE EXPENSE OF OTHER SHAREHOLDERS.

DDA is recommending that all First Australia Fund Directors who don't agree with the "taking whatever steps necessary" proposal, resign. In our view, this is an attempt to "blackmail" Directors to do DDA's bidding.

The Fund's Directors have serious fiduciary responsibilities to all shareholders. Clearly, reducing the discount is a very important issue and the Fund's Board continues to address it as a top priority, in the interest of all Fund shareholders.

PROPOSAL 6 - URGE SHAREHOLDERS TO VOTE AGAINST PROPOSAL 6 - DEFEAT DDA'S SELF-SERVING EFFORT TO HAVE THE SHAREHOLDERS PAY FOR DDA'S EXPENSES.


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Finally,  DDA is  seeking  to be  reimbursed  for  certain  of its  expenses  in
connection   with  its   solicitation   of  proxies.   The  Board  considers  it
inappropriate   to  burden  all   shareholders   with  DDA's  expenses  for  its
self-serving agenda.